Exhibit 99.1

FOR IMMEDIATE RELEASE

Court Dismisses Omnicom Shareholder Lawsuit

New York, New York, January 29, 2008 – Omnicom Group Inc. (OMC) today announced that the Federal Court presiding over In re Omnicom Group Inc. Securities Litigation, 02 CV 4483 (S.D.N.Y.), granted Omnicom’s motion for summary judgment, rejecting plaintiffs’ claim for securities fraud in its entirety and directing the Clerk of the Court to “close the case.”

Today’s decision, which comes after years of discovery, held that plaintiffs lacked evidence of a central element of their claim – the element of “loss causation.” After analyzing the evidence, the Court concluded that it “is not persuaded that Plaintiffs have presented facts sufficient to support” their claim, and that “there is simply no way for a juror to determine whether the alleged fraud caused any portion of Plaintiffs’ loss.”

“We are extremely pleased with the Court’s decision,” said Michael J. O’Brien, Omnicom’s senior vice president and general counsel. “We defended this case vigorously for more than five years,” he said, “because we have always believed strongly that plaintiffs’ allegations were baseless, and it is gratifying now to have the Court dismiss the case.”

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com). Omnicom is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

Contact:	Pat Sloan
212-415-2109